As filed with the Securities and Exchange Commission on March 30, 2023
Registration No. 333-246116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-246116
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUCK CREEK TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-3723837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

22 Boston Wharf Road, Floor 10
Boston, MA 02210
(Address, including zip code, of principal executive offices)

Duck Creek Technologies, Inc. 2020 Omnibus Incentive Plan
(Full title of the plan)

Michael Jackowski
Chief Executive Officer
Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
Telephone: (888) 724-3509
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement of Duck Creek Technologies, Inc. (the “Company”):

Registration Statement No. 333-246116, registering 18,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Duck Creek Common Stock”), issuable pursuant to the Duck Creek Technologies, Inc. 2020 Omnibus Incentive Plan (the “Company Equity Plan”), filed with the SEC on August 7, 2020 (the “Registration Statement”).

On January 8, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) , by and among the Company, Disco Parent, LLC, a Delaware limited liability company (“Parent”), and Disco Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

 On March 30, 2023, Parent completed the acquisition of the Company and the Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger and except as otherwise provided in the Merger Agreement, each share of Duck Creek Common Stock outstanding immediately prior to the Effective Time was automatically cancelled and extinguished and automatically converted into the right to receive $19.00 in cash, without interest (the “Merger Consideration”).

•
each award of restricted Duck Creek Common Stock issued under the Company Equity Plan (“Company RSA”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00, subject to any required withholding of taxes. Notwithstanding the foregoing, the cash amount relating to each Company RSA granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSA prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date;

•
each restricted stock unit award granted under the Company Equity Plan (“Company RSU”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSU, multiplied by (B) $19.00, subject to any required withholding of taxes. Notwithstanding the foregoing, the cash amount relating to each Company RSU that was granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSU prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date;

•
each award that is measured by reference to a share of Duck Creek Common Stock granted under the Company Equity Plan (“Company Phantom Stock Award”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock measured by reference to such Company Phantom Stock Award, multiplied by (B) $19.00, subject to any required withholding of taxes; and

•
each option to purchase shares of Duck Creek Company Stock granted under the Company Equity Plan and each stock appreciation right granted under the Company Equity Plan will be cancelled immediately upon the Effective Time without payment or consideration.

As a result of the consummation of the above transactions in connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Duck Creek Common Stock registered under the Registration Statement that remains unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on March 30, 2023.

DUCK CREEK TECHNOLOGIES, INC.

By:	/s/ Kevin R. Rhodes
	Name:	Kevin R. Rhodes
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.